EXHIBIT 99.1

BIOJECT ANNOUNCES THAT AMGEN ELECTS NOT TO PURSUE DEVELOPMENT AND
COMMERCIALIZATION UNDER LICENSING AGREEMENTS

Amgen Retains Options to Other Indications

     PORTLAND, OR, February 26, 2002 — Bioject Medical Technologies, Inc. (Nasdaq: BJCT), a leading developer of needle-free drug delivery systems, today announced that Amgen Inc. has given notice to the Company of its election not to pursue further development of Iject and B2000 devices. Amgen cited internal business reasons for its decision to halt development efforts. Amgen has not terminated its agreements with Bioject and still holds options to further license the technologies for certain other undisclosed indications.

     “We are disappointed at this unexpected news,” said Jim O’Shea, Chairman, President and CEO of Bioject. “Although this is a setback, we have the strongest pipeline of potential biotech and pharmaceutical partners in the history of the Company. We will continue to actively develop our technology and pursue licensing agreements with these companies.”

     The Company will conduct a conference call on Wednesday, February 27, 2002 at 9:00 a.m. Eastern Standard Time. Investors can access the call by dialing 1-800-388-8975. The conference call will be webcast and can be accessed through the Bioject website at www.bioject.com.

     Bioject Medical Technologies Inc., based in Portland Oregon, is an innovative developer and manufacturer of needle-free drug delivery systems. Needle-free injection works by forcing medication at high speed through a tiny orifice held against the skin. This creates a fine stream of high-pressure fluid penetrating the skin and depositing medication in the tissue beneath. The company is focused on developing mutually beneficial agreements with leading pharmaceutical and biotechnology companies.

     This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the company to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Such risks, uncertainties and other factors include, without limitation, the risk that its current strategic relationships will not develop into a long-term revenue producing relationship and uncertainties related to Bioject’s dependence on the continued performance of strategic partners and technology, product development, and regulatory risks involved in developing marketable products. Such forward looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the company, or industry results, to be materially different from any future results, performance, or achievements expressed or implied by such forward looking statements. Readers of this press release are referred to the company’s filings with the Securities and Exchange Commission, including the company’s Reports on Form 10-K and Form 10-Qs for further discussions of factors which could affect future results. Forward-looking statements are based on the estimates and opinions of management on the date the statements are made. The company assumes no obligation to update forward-looking statements if conditions or management’s estimates or opinions should change.

For more information on Bioject, visit: http://www.bioject.com

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